EXHIBIT 99.1

Nishan Systems, Inc.

Financial Statements

For the Years Ended December 31, 2002 and 2001 and

Six Months Ended June 30, 2003 and 2002

Report of Independent Auditors

To the Board of Directors and Shareholders

of Nishan Systems, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of shareholders’ deficit and of cash flow present fairly, in all material respects, the financial position of Nishan Systems, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements of Nishan Systems, Inc. as of December 31, 2001, and for the year then ended, prior to the revisions described in Note 4, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated March 8, 2002.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception and has limited cash resources and borrowing arrangements. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed above, the financial statements of Nishan Systems, Inc. as of December 31, 2001 were audited by other independent accountants who have ceased operations. As described in Note 4, these financial statements have been revised. We audited the adjustments described in Note 4 that were applied to revise the 2001 financial statements. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

San Jose, California March 28, 2003

THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP.

Report of Independent Auditors

To the Board of Directors of

Nishan Systems, Inc.:

We have audited the accompanying balance sheets of Nishan Systems, Inc. (a California corporation in the development stage) as of December 31, 2001 and 2000, and the related statements of operations, shareholders’ equity and cash flows for the years then ended and for the period from inception (October 14, 1998) to December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nishan Systems, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended and for the period from inception (October 14, 1998) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

San Jose, California

March 8, 2002

Nishan Systems, Inc.

Balance Sheets

	December 31,		June 30,
	2002	2001	2003
(in thousands, except share data)			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,426	$25,878	$402
Restricted cash	270	270	135
Accounts receivable, net of allowance ($115, $85 and $17)	1,112	182	2,974
Inventory	543	314	539
Prepaid expenses and other current assets	165	483	176

Total current assets	9,516	27,127	4,226
Property and equipment, net	1,840	3,312	2,353
Other assets	174	219	130

Total assets	$11,530	$30,658	$6,709

Liabilities, Convertible Preferred Stock and Shareholders’ Deficit
Current liabilities:
Accounts payable	$671	$389	$2,710
Accrued liabilities	1,454	559	1,874
Deferred revenue	236	—	1,158
Notes payable	—	—	1,000
Equipment and working capital line, current portion	1,921	1,561	1,789
Capital lease obligation, current portion	58	—	47

Total current liabilities	4,340	2,509	8,578
Equipment and working capital line, net of current portion	940	2,398	449
Capital lease obligation, net of current portion	85	—	64

	5,365	4,907	9,091

Commitments and contingencies (Note 7)
Convertible preferred stock	85,045	85,045	85,045

Shareholders’ deficit:
Common Stock: no par value; 90,000,000 shares authorized; 22,982,494, 22,424,684 and 23,002,017 shares issued and outstanding at December 31, 2002, 2001, and June 30, 2003, respectively	1,914	1,929	1,947
Shareholder notes receivable	(197)	(248)	(191)
Accumulated deficit	(80,597)	(60,975)	(89,183)

Total shareholders’ deficit	(78,880)	(59,294)	(87,427)

Total liabilities, convertible preferred stock and shareholders’ deficit	$11,530	$30,658	$6,709

The accompanying notes are an integral part of these financial statements.

Nishan Systems, Inc.

Statements of Operations

	Year Ended December 31,		Six Months Ended June 30,
	2002	2001	2003	2002
(in thousands)			(unaudited)
Revenue	$5,827	$563	$6,287	$2,349
Cost of revenue	3,954	657	3,038	1,829

Gross margin	1,873	(94)	3,249	520
Operating expenses
Research and development	13,298	24,694	6,483	6,844
Sales and marketing	5,982	7,921	4,344	2,752
General and administrative	1,807	2,182	835	1,018

Total operating expenses	21,087	34,797	11,662	10,614

Loss from operations	(19,214)	(34,891)	(8,413)	(10,094)
Interest income	393	1,779	72	260
Interest expense	(601)	(549)	(245)	(288)
Other income (expense), net	(200)	—	—	(18)

Net loss	$(19,622)	$(33,661)	$(8,586)	$(10,140)

The accompanying notes are an integral part of these financial statements.

Nishan Systems, Inc.

Statements of Shareholders’ Deficit

	Common Stock		Shareholders’ Notes Receivable	Accumulated Deficit	Total Shareholders’ Deficit
(in thousands, except share data)	Shares	Amount
Balance at December 31, 2000	24,167,485	$2,087	$(352)	$(27,314)	$(25,579)
Issuance of common stock from option exercises	885,401	269	(5)	—	264
Repurchase of common stock	(2,070,392)	(477)	4	—	(473)
Forgiveness of shareholders’ notes receivable	—	—	105	—	105
Fair market value of non-employee option grants	—	50	—	—	50
Net loss	—	—	—	(33,661)	(33,661)

Balance at December 31, 2001	22,982,494	1,929	(248)	(60,975)	(59,294)
Issuance of common stock from option exercises	249,769	41	—	—	41
Repurchase of common stock	(807,579)	(99)	10	—	(89)
Forgiveness of shareholders’notes receivable	—	—	41	—	41
Fair market value of non-employee option grants	—	43	—	—	43
Net loss	—	—	—	(19,622)	(19,622)

Balance at December 31, 2002	22,424,684	1,914	(197)	(80,597)	(78,880)
Issuance of common stock (unaudited)	577,333	33	—	—	33
Forgiveness of shareholders’ notes receivable (unaudited)	—	—	6	—	6
Net loss (unaudited)	—	—	—	(8,586)	(8,586)

Balance at June 30, 2003 (unaudited)	23,002,017	$1,947	$(191)	$(89,183)	$(87,427)

The accompanying notes are an integral part of these financial statements.

Nishan Systems, Inc.

Statements of Cash Flows

	Year Ended December 31,		Six Months Ended June 30,
	2002	2001	2003	2002
(in thousands)			(unaudited)
Cash flows from operating activities
Net loss	$(19,622)	$(33,661)	$(8,586)	$(10,140)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for obsolete inventory	—	1,861	182	232
Provision for doubtful accounts and returns	67	17	30	8
Loss on disposal of property and equipment	49	2	—	19
Depreciation and amortization	2,303	2,214	952	1,149
Deferred loan costs	88	47	43	44
Stock compensation expense	84	155	6	53
Changes in current assets and liabilities:
Accounts receivable	(997)	(199)	(1,892)	(104)
Inventory	(229)	(1,880)	(178)	(236)
Prepaid expenses and other assets	275	1,023	(11)	207
Accounts payable	282	(2,268)	2,039	272
Accrued and other liabilities	895	(30)	420	210
Deferred revenue	236	—	922	50

Net cash used in operating activities	(16,569)	(32,719)	(6,073)	(8,216)

Cash flows from investing activities
Sale of short-term investment	—	39,414	—	—
Purchase of property and equipment	(733)	(764)	(1,000)	(272)
Restricted cash	—	(270)	135	—

Net cash provided by (used in) financing activities	(733)	38,380	(865)	(272)

Cash flows from financing activities
Proceeds from issuance of common stock	41	264	33	28
Repurchase of common stock	(89)	(473)	—	(54)
Principal payments on capital lease obligations	(4)	—	(31)	—
Repayment of notes payable	(1,662)	—	(1,158)	(743)
Borrowing under equipment and working capital line	564	1,142	70	—
Proceeds from note payable	—	(1,215)	1,000	—

Net cash provided by (used in) financing activities	(1,150)	(282)	(86)	(769)

Net decrease (increase) in cash and cash equivalents	(18,452)	5,379	(7,024)	(9,257)
Cash and cash equivalents at beginning of period	25,878	20,499	7,426	25,878

Cash and cash equivalents at end of period	$7,426	$25,878	$402	$16,621

Supplemental cash flow information
Cash paid for interest	$468	$500	$181	$243
Supplemental noncash investing and financing activities
Property and equipment acquired under capital leases	$147	$—	$465	$—
Shareholder’s notes receivable	$—	$5	$—	$—
Fair value of warrant issuance	$—	$178	$—	$—

The accompanying notes are an integral part of these financial statements.

Nishan Systems, Inc.

Notes to Financial Statements

1.	The Company and Summary of Significant Accounting Policies

The Company

Nishan Systems, Inc. (the “Company”), was incorporated in California on October 14, 1998. The Company is in the business of connecting storage devices and servers to optimize data availability using a new class of storage networking products that employ proven open standards.

The Company’s primary efforts through December 31, 2002 have consisted of raising capital, funding the development of its product and recruiting personnel. The Company earned significant revenues in 2002 which enabled it to get out of the development stage, however it is subject to a number of risks associated with companies at a similar stage including, but not limited to, competition from larger, more established companies, dependence on new product introductions, volatility of the industry, ability to obtain adequate funding to support growth, dependence on key individuals and the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company.

Liquidity and Capital Resources

During the year ended December 31, 2002 and six months ended June 30, 2003 (unaudited) the Company had a loss of $19,622,000 and $8,586,000, respectively. Operating cash outflows were $16,569,000 and $6,073,000 for the year ended December 31, 2002 and for the six months ended June 30, 2003 (unaudited), respectively. At December 31, 2002 and June 30, 2003 (unaudited), the Company had an accumulated deficit of $80,597,000 and $89,183,000, respectively and continues to be dependent upon external sources of capital to support its operations. These conditions result in there being substantial doubt about the Company’s ability to continue as a going concern. Management believes that the Company is well-positioned to capitalize on the market opportunity developing in its product area, and is presently involved in plans to raise additional external financing.

The financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amount and classification of liabilities or any adjustments that might be necessary should the Company be unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with maturities of 90 days or less from date of purchase.

Restricted Cash

Restricted cash consists of a security deposit required under the lease agreement for the facility in San Jose, California.

Nishan Systems, Inc.

Notes to Financial Statements

Fair Value of Financial Instruments

The carrying values of certain of the Company’s financial instruments including cash and cash equivalents, accounts receivable, short term notes payable and accounts payable approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms and remaining maturities, the carrying value of equipment and working capital line and capital lease obligations approximates fair value.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. The Company places its cash primarily in checking and money market accounts and U.S. treasury bills. The Company’s cash and cash equivalents are deposited primarily with one financial institution in the United States. Deposits in this institution may exceed the amount of insurance provided on such deposits.

Receivables due from significant customers as a percentage of total accounts receivables are as follows:

	As of December 31,		As of June 30,
	2002	2001	2003	2002
			(unaudited)
A	68%	—	25%	17%
B	13%	—	—	7%
C	—	32%	—	—
D	—	25%	8%	25%
E	—	24%	—	—
F	—	17%	—	—
G	—	—	26%	—

Sales to significant customers as a percentage of total revenues are as follows:

	Year Ended December 31,		Six Months Ended June 30,
	2002	2001	2003	2002
			(unaudited)
A	46%	9%	34%	24%
B	15%	31%	12%	20%
C	1%	14%	—	—
D	1%	10%	—	—
E	—	—	10%	—
F	8%	—	—	16%

Inventory

Inventories are stated at the lower of cost or market, cost being determined using standard costs which approximates the FIFO method. The Company provides inventory reserves for excess, obsolete and damaged inventory. The process of estimating required inventory reserves is judgmental and is based on a number of factors which require input and discussion among various members of management. Such factors include changes in customer demand, changes in technology and other economic factors.

Nishan Systems, Inc.

Notes to Financial Statements

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 3 years, or the lease term of the respective assets whichever is shorter. When property and equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company’s accounts and any net gain or loss is included in the Company’s results of operations.

Long-Lived Assets

The Company reviews the carrying amounts of its long-lived assets and certain identified intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparing the carrying amount to the future undiscounted cash flows, which the assets are expected to generate. No impairment losses were recognized during the year ended December 31, 2002, 2001 and six months ended June 30, 2003 (unaudited).

Revenue

The Company generally recognizes product revenue at the time of shipment, provided persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is probable. Service revenue is deferred and, in most cases, recognized ratably over the service period obligations, which are typically one to three years.

Supplier Concentration

The Company is dependent on a single contract manufacturer for substantially all of its manufacturing. The inability of the manufacturer to fulfill the production requirements of the Company or make distributions of the Company’s products on a timely basis could negatively impact future results. Although there are other contract manufacturers that could provide similar services, a change in the contract manufacturer could cause delays in manufacturing and distribution of the Company’s products and possible loss of sales.

Software Development Costs

Software development costs incurred prior to the establishment of technological feasibility are included in research and development expenses. The Company defines establishment of technological feasibility as the completion of a working model. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general marketability of the products are capitalized, if material. The Company did not incur costs to be capitalized during the years ended December 31, 2002, 2001 and six months ended June 30, 2003 and 2002 (unaudited).

Research and Development

Research and development costs are expensed as incurred and consist primarily of salaries, contract services and other direct expenses.

Product Warranties

The company estimates its warranty costs based on historical warranty claim experience and applies this estimate to the revenue stream for products under warranty. Future costs for warranties applicable to revenue recognized in the current period are charged to cost of revenue. The warranty accrual is reviewed to verify that it properly reflects the remaining obligation based on the anticipated expenditures over the balance of the obligation period. Adjustments are made when actual warranty claim 3experience differs from estimates.

Nishan Systems, Inc.

Notes to Financial Statements

Stock-Based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (“APB No. 25”) and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure (“SFAS 148”). The Company accounts for equity instruments granted to non-employees under SFAS 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.

Had compensation cost for the Company’s stock-based compensation plan been determined on the fair value at the grant dates for the awards under a method prescribed by SFAS 123 and amended by SFAS 148, the Company’s net loss would have been increased to the amounts indicated below:

	Year Ended December 31,		Six Months Ended June 30,
	2002	2001	2003	2002
(in thousands)			(unaudited)
Net loss, as reported	$(19,622)	$(33,661)	$(8,586)	$(10,140)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax effects	41	105	6	53
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards, net of related tax effects	375	853	136	230

Pro forma net loss	$(19,956)	$(34,409)	$(8,716)	$(10,317)

Income Taxes

The Company accounts for income taxes under the liability method. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Under this method, deferred tax assets and liabilities are determined on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income.

Comprehensive Loss

Comprehensive loss includes net loss and all other non-owner changes to shareholders’ equity. For the years ended December 31, 2002, 2001 and the six months ended June 30, 2003 and 2002 (unaudited), the Company’s comprehensive loss was the same as the net loss.

Nishan Systems Inc.

Notes to Financial Statements

Recent Accounting Pronouncements

In April of 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 145 (“SFAS 145”), Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which is effective for fiscal years beginning after May 15, 2002. Under SFAS 145, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30. SFAS 145 also addresses financial accounting and reporting for capital leases that are modified in such a way as to give rise to a new agreement classified as an operating lease. The Company adopted SFAS 145 on January 1, 2003, and the adoption did not have a significant impact on its financial position or results of operations.

In June of 2002, the FASB issued Statement of Financial Accounting Standards No. 146 (“SFAS 146”), Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002. SFAS 146 nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Under SFAS 146, a liability is required to be recognized for a cost associated with an exit or disposal activity when the liability is incurred. SFAS 146 applies to costs associated with an exit activity that does not involve an entity newly acquired in a business combination or with a retirement or disposal activity covered by FASB Statements No. 143, Accounting for Asset Retirement Obligations, and No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company adopted SFAS 146 on January 1, 2003 and the adoption did not have a significant impact on its financial position or results of operations.

In November, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN 45 requires that a liability be recorded in the guarantor’s balance sheet upon issuance of a guarantee. In addition, FIN 45 requires disclosures about the guarantees that an entity has issued, including a reconciliation of changes in the entity’s product warranty liabilities. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, irrespective of the guarantor’s fiscal year-end. The disclosure requirements of FIN 45 are effective for annual financial statements ending after December 15, 2002. Significant guarantees that the Company has entered into are disclosed in Note 7 Commitments and Contingencies.

Nishan Systems Inc.

Notes to Financial Statements

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after December 15, 2003. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. The Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity and further requires that an issuer classify as a liability (or an asset in some circumstances) financial instruments that fall within its scope because that financial instrument embodies an obligation of the issuer. Many such instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatory redeemable financial instruments of nonpublic entities. For mandatorily redeemable financial instruments of a nonpublic entity, this Statement is effective for existing or new contracts for fiscal periods beginning after December 15, 2003. The Statement is to be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance of the date of the Statement and still existing at the beginning of the interim period of adoption. Restatement is not permitted. The Company believes that the adoption of this standard will not have a material impact on its financial statements.

2.	Balance Sheet Components

	December 31,		June 30,
	2002	2001	2003
(in thousands)			(unaudited)
Inventory
Raw material	$100	$193	$271
Finished goods	443	121	268

	$543	$314	$539

Property and equipment, net
Software and licenses	$2,902	$2,660	$3,400
Computer equipment	4,569	4,051	5,536
Furniture and fixtures	191	192	192
Leasehold improvements	28	13	27

	7,690	6,916	9,155
Less: Accumulated depreciation and amortization	(5,850)	(3,604)	(6,802)

	$1,840	$3,312	$2,353

Nishan Systems Inc.

Notes to Financial Statements

	December 31,		June 30,
(in thousands)	2002	2001	2003
			(unaudited)
Accrued liabilities
Payroll and related expenses	$602	$318	$1,216
Other	852	241	658

	$1,454	$559	$1,874

3.	Equipment and Working Capital Line

In 1999, the Company entered into a $5,000,000 equipment financing facility agreement (“Facility”) with a financial institution. The Facility accrues interest at 8.69%, with terminal payments equal to 10% of the original principal amount due at the end of each loan period. The ability to make borrowings under the Facility expired on December 31, 2000. All principal payments are due over a 42 month period from the date that borrowings are made. The Facility is collateralized by a first security interest in the specific equipment financed. In connection with this Facility, the Company provided the financial institution with a warrant to purchase 285,000 shares of Series A-1 convertible preferred stock at $1.05 per share. The warrant has a 10-year term. The fair value of the warrant was estimated on the date of grant using the Black-Scholes model with the following assumptions: risk free interest rate of 6%; expected dividend yield of 0%; expected life of 10 years; and expected volatility of 70%. This resulted in a fair value of $183,000, which has been recorded as deferred loan cost and is being amortized over the term of the Facility, including the 42-month payment period ending on June 2004.

In 2001, the Company entered into a loan and security agreement (“Agreement”) with a financial institution. This Agreement provides for equipment and working capital loans of up to $4,000,000 through June 30, 2002, with terminal payments on some loans equal to 10% of the original principal amount due at the end of each loan period. Borrowings accrue interest at 9.5% for equipment loans and 14.5% for working capital loans. All principal payments are due over a 36-month period from the date that borrowings are made for equipment loans and over a 30-month period from the date borrowings are made for working capital loans. The Agreement is collateralized by all of the Company’s assets. The Company borrowed $1,000,000 under this Agreement as equipment loans as of December 31, 2002.

In connection with this Agreement, the Company provided the financial institution with a warrant to purchase 46,295 shares of Series C convertible preferred stock at $6.91 per share. The warrant has a 5-year term. The fair value of the warrant was estimated on the date of grant using the Black-Scholes model with the following assumptions: risk free interest rate of 4.3%; expected dividend yield of 0%; expected life of 5 1/2 years; and expected volatility of 70%. This resulted in a fair value of $178,000, which has been recorded as deferred loan cost and is being amortized over the term of the Agreement, including the 36-month repayment period. The Company will issue additional warrants to the lender based on 5% of each working capital loan obtained. As of December 31, 2002, the Company borrowed $441,000 under this facility working capital loan and 4,785 additional warrants have been issued.

The Company has obtained a waiver for the year ended December 31, 2002, from a covenant that requires the Company to submit audited financial statements to the lender within 120 days after completion of the fiscal year.

Nishan Systems Inc.

Notes to Financial Statements

The Company recorded $46,000 and $47,000 as non-cash interest expense during the year ended December 31, 2002 and 2001, respectively, relating to the amortization of deferred loan costs. Principal maturities of the equipment and working capital line as of December 31, 2002 are as follows:

(in thousands)	Principal
2003	$1,921
2004	906
2005	34

2,861
Less: Current portion	(1,921)

$940

4.	Convertible Preferred Stock

Convertible preferred stock was recorded as shareholders’ equity during the year ended December 31, 2001. The financial statements have now been prepared assuming this is a publicly traded company requiring the revision of convertible preferred stock $85,045,000 from shareholders’ equity to mezzanine convertible preferred stock. This has resulted in a decrease in shareholders equity and a corresponding increase in mezzanine convertible preferred stock by $85,045,000 for the year ended December 31, 2001.

The Company has authorized 35,000,000 shares of Convertible Preferred Stock.

Convertible Preferred Stock at December 30, 2002 and 2001 consists of the following:

(in thousands, except share data)
	Shares			Proceeds Net of Issuance Costs
Series	Designated and Authorized	Outstanding	Liquidation Amount
A	3,500,000	3,500,000	$3,500	$3,500
A-1	6,032,500	5,700,000	6,000	6,000
B	4,901,960	4,901,960	20,000	20,000
B-1	1,200,000	1,200,000	6,000	5,990
C	10,200,000	7,147,724	49,406	49,194

	25,834,460	22,449,684	$84,906	84,684

Warrants issued				361

				$85,045

The holders of Preferred Stock have various rights and preferences as follows:

Voting

Each share of Series A, A-1, B, B-1, and C Convertible Preferred Stock has voting rights equal to an equivalent number of shares of Common Stock into which it is convertible and has voting rights and powers equal to the voting rights and powers of common stock.

Nishan Systems Inc.

Notes to Financial Statements

Dividends

Holders of Series A, A-1, B, B-1, and C Convertible Preferred Stock are entitled to receive noncumulative dividends at the per annum rate of 8% when and if declared by the Board of Directors. No dividends on Convertible Preferred Stock or Common Stock have been declared by the Board from inception through December 31, 2002.

Liquidation

In the event of any liquidation, the holders of Series A, A-1, B, B-1 and C Convertible Preferred Stock are entitled to receive proceeds equal to $1.00, $1.05, $4.08, $5.00 and $6.91 per share, respectively, subject to adjustment for certain dilutive events, plus all accrued and unpaid dividends, when and if declared by the Board of Directors, prior to any distribution to the holders of common stock, provided such holders have not previously converted to common stock.

Conversion

Each share of Series A, A-1, B, B-1, and C Convertible Preferred Stock is convertible, at the option of the holder, into common stock according to a conversion ratio, subject to adjustment for certain dilutive events. Each share of Series A, A-1, B, B-1, and C Convertible Preferred Stock automatically converts into the number of shares of Common Stock into which such shares are convertible at the then effective conversion ratio upon: the closing of a public offering of Common Stock in which the Company receives gross proceeds of at least $15,000,000 and upon the election of at least two-thirds of the then outstanding shares. At December 31, 2002, each share of Series A, A-1, B and B-1 is convertible into 2.25 shares of common stock, and each share of Series C is convertible into 1.50 shares of common stock.

5.	Common Stock

Restricted Stock Purchase Plan

The Company issued 13,500,000 shares of the Company’s common stock to founders at $0.02 per share under restricted stock purchase agreements and pursuant to certain note receivable agreements. Pursuant to the restricted stock purchase agreements, upon termination of any founder, the Company has the right to repurchase the unvested portion of such founder’s shares at the original purchase price. The shares typically vest over a four-year period based on terms stipulated in each of the restricted stock purchase agreements. Shares vest at a range of 0% – 30% upon the execution of the purchase agreement, with the remaining shares vesting ratably over the four year term. As of December 31, 2002, 164,520 of the shares issued were unvested and subject to repurchase by the Company at the original price paid by the founders.

Shareholders’ Notes Receivable

In 1999, 2000 and 2001, founders and members of management purchased stock and exercised stock options in exchange for promissory notes. These full recourse promissory notes accrue interest at 8% and are due and payable over four years. The notes will be forgiven over four years if employment with the Company has not ceased. The Company is not accruing the interest due on these notes as it will be forgiven. The Company recognized $41,000 and $105,000 in compensation expense relating to the forgiveness of these notes for the years ended December 31, 2002 and 2001, respectively.

Nishan Systems Inc.

Notes to Financial Statements

Stock Option Plan

In 1999, the Company adopted and the Board of Directors approved the 1999 Stock Option Plan (the “Plan”). Under the Plan, either incentive or nonstatutory stock options may be granted to purchase shares of common stock. Nonstatutory stock options may be granted to employees, advisory Board members, nonemployee members of the Board of Directors, and consultants at prices not less than 85% of the fair value of the stock at the date of the grant, as determined by the Board of Directors. Incentive stock options may be granted only to employees at prices not lower than the fair market value of the stock at the date of grant, as determined by the Board of Directors. In the case of an incentive or nonstatutory stock option granted to a person who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company, the per share exercise price is to be 110% of the fair market value per share on the date of grant and the options shall expire after 5 years from the date of grant. Options granted under the Plan are generally exercisable at any time and expire no later than 10 years from the date of grant. Options typically vest at 25% after the first year and ratably over the following 36 months.

The Company granted 25,000 and 40,000 nonstatutory stock options to its advisory Board members during 2002 and 2001, respectively. These options vest 25% after the first six months and ratably over the following 18 months. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2002 and 2001: risk free interest rate of 3.8% to 6.8%; expected dividend yields of 0%; expected life of 2 years and 10 years, respectively; and expected volatility of 70%. The Company will continue to remeasure the fair value of the stock options each period and will recognize the compensation expense over the term of the options based on the fair value.

The Company also granted 515,000 and 415,000 nonstatutory stock options to consultants during 2002 and 2001, respectively. Of these options, 100,000 vested immediately in 2002. The remaining options vest 25% after the first six months or a year and then ratably over 18 or 48 months. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2002 and 2001; risk free interest rate of 3.8% to 6.8%; expected dividend yields of 0%; expected life of 3 years and 10 years, respectively; and expected volatility of 70%.

The Company has recognized $42,000 and $50,000 in compensation expense during the year 2002 and 2001, respectively, for stock options granted to advisory board members and consultants.

Nishan Systems, Inc.

Notes to Financial Statements

Option activity under the Plan was as follows:

	Options Available	Options Outstanding Shares	Price Range
Balance at December 31, 2000	4,998,701	6,758,814	$0.04–$0.70
Granted	(5,826,750)	5,826,750	$0.50–$0.70
Exercised	—	(885,401)	$0.04–$0.70
Cancelled	4,420,027	(4,420,027)	$0.04–$0.70
Repurchased	2,070,392	—	$0.04–$0.70

Balance at De cember 31, 2001	5,662,370	7,280,136	$0.04–$0.70
Granted	(9,948,372)	9,948,372	$0.05–$0.50
Exercised	—	(249,769)	$0.04–$0.50
Cancelled	6,018,024	(6,018,024)	$0.04–$0.70
Repurchased	807,579	—	$0.02–$0.70

Balance at De cember 31, 2002	2,539,601	10,960,715	$0.04–$0.70
Granted (unaudited)	(2,479,000)	2,479,000	$0.05
Exercised (unaudited)	—	(577,333)	$0.05
Cancelled (unaudited)	2,264,667	(2,264,667)	$0.10–$0.70

Balance at June 30, 2003 (unaudited)	2,325,268	10,597,715	$0.04–$0.70

Options Outstanding			Options Vested and Exercisable
December 31, 2002 Exercise Price	Number of Shares	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number of Shares	Weighted-Average Exercise Price
$ 0.04	132,761	6.79	$0.04	86,771	$0.04
0.05	4,100,000	9.96	0.05	—	0.05
0.10	2,962,250	9.62	0.10	132,291	0.10
0.22	200,257	7.20	0.22	126,188	0.22
0.40	90,000	7.41	0.40	57,187	0.40
0.50	2,204,000	8.74	0.50	770,432	0.50
0.63	583,125	7.63	0.63	247,812	0.63
0.70	688,322	7.95	0.70	348,784	0.70

$0.04–$0.70	10,960,715	9.26	$0.23	1,769,465	$0.48

In connection with the exercise of options pursuant to the Plan, certain employees, Board members, advisory Board members and consultants entered into restricted stock purchase agreements with the Company. Under the terms of the restricted stock purchase agreements, the Company has a right to repurchase any unvested shares at the original exercise price of the shares upon termination of the employee. The repurchase right lapses ratably over the vesting term of the original option grant. As of December 31, 2002, 824,418 shares were subject to repurchase by the Company.

Nishan Systems, Inc.

Notes to Financial Statements

The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 2002: risk free interest rate of 3.4%; expected dividend yields of 0%; expected life of 4 years. Weighted average fair value of options granted in 2002 was $0.02 and $0.22 for 2002.

Common Stock Reserved for Future Issuance

As of December 31, 2002, the Company has reserved the following shares of common stock for issuance in connection with:

Series A convertible preferred stock	7,875,000
Series A-1 convertible preferred stock	12,825,000
Series B convertible preferred stock	11,029,410
Series B-1 convertible preferred stock	2,700,000
Series C convertible preferred stock	10,721,586
Series A-1 preferred stock warrants	641,250
Series C convertible preferred stock warrants	74,228
Shares outstanding and remaining to be granted under the 1999 stock option plan	13,500,316

59,366,790

6.	Income Taxes

Deferred tax assets and liabilities consist of the following:

	December 31,
(in thousands)	2002	2001
Deferred tax assets:
Net operating loss carryforwards	$25,889	$18,607
Accruals and reserves	904	—
Capitalized start-up costs	3,065	4,197
Research credits	4,812	4,231
Depreciation	1,611	529

	36,281	27,564
Valuation allowance	(36,281)	(27,564)

Net deferred tax assets	$—	$—

Management believes that, based on a number of factors, it is more likely than not that the deferred tax assets will not be utilized, such that a full valuation allowance has been recorded.

As of December 31, 2002, the Company has a net operating loss carry forward of approximately $67,776,000 for federal purposes and $48,770,000 for state tax purposes. If not utilized, these carryforwards will begin to expire beginning in 2013 for federal purposes and 2006 for state purposes.

The Company has research credit carryforwards of approximately $2,849,000 and $2,975,000 for federal and state income tax purposes, respectively. If not utilized, the federal carryforward will expire in various amounts beginning in 2013. The California credit can be carried forward indefinitely.

Nishan Systems, Inc.

Notes to Financial Statements

The internal revenue code limits the use of net operating loss and tax credit carryforwards in certain situations whose charges occur in the stock ownership of a company. In the event the Company has had a change in ownership, utilization of the carryforward could be restricted.

7.	Commitments and Contingencies

Operating Lease

The Company leases its facilities under noncancelable operating lease agreements with various expiration dates through April 2006.

During the year ended December 31, 2002 and 2001, rent expense totaled $1,220,000 and $1,546,000, respectively.

Capital Lease Obligation

In 2002, the Company acquired software under a finance lease from a vendor for $147,000. The lease has an imputed interest rate of 21.79% and a term of 36 months, which ends in July 2005. Accumulated depreciation on leased software was $20,000 at December 31, 2002.

Future minimum lease payments under capital and operating leases are as follows:

Year Ending December 31,	Capital Leases	Operating Leases
2003	$96,553	$1,017,277
2004	66,968	122,816
2005	33,490	116,348
2006	—	39,117

Total minimum lease payment	197,011	$1,295,558

Less: Amount representing interest	54,368

	142,643
Less: Current portion	57,604

Non-current portion	$85,039

Contingencies

The Company has a dispute with an organization representing software publishers for using software without a license. The Company has accrued $150,000 towards this dispute at December 31, 2002. This dispute has been settled by management for $135,000 in August 2003.

Nishan Systems, Inc.

Notes to Financial Statements

Indemnification Obligations

Nishan Systems, Inc. is a party to a variety of agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in the context of contracts entered into by Nishan Systems, under which the Company customarily agrees to hold the other party harmless against losses arising from a breach or representations and covenants related to such matters as title to assets sold and certain intellectual property rights. In each of these circumstances, payment by the Company is conditioned on the other party making a claim pursuant to the procedures specified in the particular contract, which procedures typically allow the Company to challenge the other party’s claims. Further, the Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments made by it under these agreements.

Changes in the Company’s warranty liability balance are illustrated in the following table.

(in thousands)
Balance at January 1, 2002	$15
Current period accruals	266
Accrual adjustments to reflect actual experience	52
Charges incurred	(193)

Balance at December 31, 2002	140
Current period accruals (unaudited)	196
Accrual adjustments to reflect actual experience (unaudited)	(169)
Charges incurred (unaudited)	37

Balance at June 30, 2003 (unaudited)	$204

8.	Related Parties

The Company sublet certain office facilities to one of its investors during the year ended December 31, 2001. The Company received $151,000 relating to this sublease during the years ended December 31, 2001.

The Company leases its office headquarters space from a company who is a Series B-1 investor. The Company incurred $537,000 in rent relating to this lease for the year ended December 31, 2001. Commitments under this operating lease are disclosed in aggregate in Note 7.

The Company’s warranty service provider is a Series B-1 investor. The Company paid $117,000 and $69,000 to this investor for warranty related services during the year ended December 31, 2002 and 2001, respectively. The warranty service agreement provides for investor to perform product repairs and installation as directed by the Company. This agreement became effective April 1, 2002 and will expire on April 1, 2007.

9.	401(k) Plan

The Company maintains a 401(k) retirement plan for employees and may make discretionary contributions. No employer contributions have been made to date.

Nishan Systems, Inc.

Notes to Financial Statements

10.	Subsequent Events (Unaudited)

The Company entered into a borrowing arrangement with several investors for $2,000,000 and $1,000,000 against notes at 6% interest per annum, during June and July 2003, respectively. Based on an amendment in August 2003, these loans are repayable on September 28, 2003. According to the agreements these loans are repayable at three times the borrowed amount on the occurrence of certain liquidation events or if there is no financing event. In connection with these borrowings the Company provided the investors warrants to purchase a number of shares of convertible preferred stock determined by dividing 10% of the amount borrowed by $6.912, which is approximately 43,402 shares. The warrant has a term which is the earlier on completion of 10 years or completion of an initial public offering. The Company received $1,000,000 during the six months ended June 30, 2003 against which approximately 14,467 warrants were issued.

The Company entered into various borrowing arrangements with investors for $1,700,000 against notes at 6% interest per annum, during August and September of 2003. Based on an amendment in August 2003, this loan is repayable on September 28, 2003. According to the agreements these loans are repayable at three times the borrowed amount on the occurrence of certain liquidation events or if there is no financing event. The Company issued approximately 27,442 warrants in connection with the loan.

On September 19, 2003, McDATA Corporation completed its acquisition of the Company in exchange for $83,000,000 in cash and assumption of approximately $2,000,000 in debt.